UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. __)*


                         Apex Wealth Enterprises Limited
                  --------------------------------------------
                                (Name of Issuer)


                                  Common Stock
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    G04222108
                            ------------------------
                                 (CUSIP Number)


                                December 31, 2004
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[x]      Rule 13d-1(d)



                                                     Page 1 of 5 Pages

                                  SCHEDULE 13G
---------------------                            -----------------
CUSIP No.  G04222108                             Page 2 of 5 Pages
---------------------                            ------------------
===========================================================================
Name of Reporting Persons.
I.R.S. Identification Nos. of Above Persons (entities only)
Li Sze Tang
---------------------------------------------------------------------------
2  Check the Appropriate Box if a Member of a Group (See Instructions) (a)  [ ]
                                                                       (b)  [ ]
---------------------------------------------------------------------------
3  SEC Use Only
---------------------------------------------------------------------------
4  Citizenship or Place of Organization
   Hong Kong
--------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
Number of Shares        5  Sole Voting Power
Beneficially Owned by                       0
Each Reporting Person
With
                        ------------------------------------------------------
                        6  Shared Voting Power
                                        10,000,000
                        ------------------------------------------------------
                        7  Sole Dispositive Power
                                        0
                        ------------------------------------------------------
                        8  Shared Dispositive Power
                                        10,000,000
--------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned By Each Reporting Person
        10,000,000
---------------------------------------------------------------------------
10  Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares (See Instructions)                              [ ]
---------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)
                  83.3%
---------------------------------------------------------------------------
12  Type of Reporting Person (see Instructions)
            IN
===========================================================================

                                                       Page 3 of 5 Pages
                           SCHEDULE 13G


Item 1.
           (a)      Name of Issuer:

                    Apex Wealth Enterprises Limited

           (b)      Address of Issuer's Principal Executive Office:

                    Room 3505-06, 35th Floor
                    Edinburgh Tower, the Landmark
                    15 Queen's Road Central, Hong Kong

Item 2.    Name of Person Filing

           (a)      Name of Person Filing:

                    Li Sze Tang

           (b)      Address of Principal Office:

                    Room 3505-06, 35th Floor
                    Edinburgh Tower, the Landmark
                    15 Queen's Road Central, Hong Kong

           (c)      Citizenship:

                    Hong Kong

           (d)      Title of Class of Securities:  Common Stock

           (e)      CUSIP Number:   Nil



Item 3. If Statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b), check whether Person Filing is a

           Not Applicable.

           (a)   [  ]  Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o);

           (b)   [  ]  Bank as defined in section 3(a)(6) of the Act
                         (15 U.S.C. 78c);

           (c)   [  ]  Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c);

           (d)   [  ]  Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C.
                       80a-8);

           (e)   [  ]  An investment adviser in accordance with
                        ss. 240.13d-1(b)(1)(ii)(E);

           (f)   [  ]  An employee benefit plan or endowment fund in
                        accordance with ss. 240.13d-1(b)(1)(ii)(F)

                                                             Page 4 of 5 Pages


           (g)  [  ]     A parent holding company or control person in
                            accordance with ss. 240.13d-1(b)(1)(ii)(G);

           (h)  [  ]     A savings association as defined in Section 3(b)
                             of the Federal Deposit Insurance Act (12 U.S.C.
                         1813);

           (i)  [  ]     A church plan that is excluded from the definition
                            of an investment company under section 3(c)(14)
                             of the Investment Company Act of 1940
                            (15 U.S.C. 80a-3);

           (j)  [  ]     Group, in accordance with
                             ss. 240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership
           (a)    Amount Beneficially Owned:

                  10,000,000

           (b)    Percentage of Class:

                  83.3%

           (c)   Number of shares of which such person has:

                 (i) power to vote or to direct the vote:

                           0

                 (ii) Shared power to vote or to direct the vote

                          10,000,000

                 (iii) Sole power to dispose or to direct the disposition of:

                          0

                 (iv) Shared Dispositive Power:

                          10,000,000



Item 5.    Ownership of Five Percent or Less of a Class
                    Not Applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person

     The shares are held of record by First Asia International Holdings Limited, of which the reporting person owns 50%, and his wife, Ms. Wong Lap Woon owns 50%.

                                                             Page 5 of 5 Pages


Item 7.    Identification and Classification of Members of the Subsidiary

               Which Acquired the Securities Being Reported on by the Parent Holding Company. Not applicable.

Item 8.    Identification and Classification of Members of the Group
                    Not Applicable.

Item 9.    Notice of Dissolution of Group.
                    Not Applicable.

Item 10.   Certification
                           Not Applicable





                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 15, 2005


                                                        /s/ Li Sze Tang
                                                        Li Sze Tang